Exhibit 99.1

Hanger Announces Closing of New $605 million Senior Credit Facility

Refinancing Lowers Cost of Capital, Extends Loan Maturities

Austin, Texas, March 6, 2018 - Hanger, Inc. (OTC PINK: HNGR) (“Hanger” or the “Company’), the leading provider of orthotic and prosthetic patient care services and solutions, announced the closing of a new, $605 million Senior Credit Facility (the “Credit Facility”) consisting of a $100 million, 5-year Revolving Credit Facility (the “New Revolver”) and a $505 million, 7-year Term Loan B (the “New Term Loan B”).

Proceeds of $505 million from the New Term Loan B were used to fully repay all principal outstanding under both the Company’s prior Senior Credit Agreement, totaling $152 million and its $280 million Unsecured Term Loan B Credit Agreement. In addition, borrowings under the New Term Loan B were used to pay the call premium on the Unsecured Term Loan B, related transaction fees, accrued and unpaid interest and expenses, and to fund general corporate uses. The New Revolver was undrawn at closing. The New Term Loan B bears interest at a rate of LIBOR plus 350 basis points.

In connection with the Credit Facility, Hanger plans to enter into a six-year interest rate swap agreement which will effectively fix the interest rate on an initial balance of approximately $325 million of its floating rate debt under the New Term Loan B. The notional amount of the interest rate swap is planned to ratably decrease to approximately $263 million over the term of the six-year agreement.

The New Term Loan B simplifies the Company’s capital structure and is expected to result in a favorable reduction to the Company’s cost of capital by significantly reducing the effective interest rate on its term indebtedness.

Hanger recently received ratings on the Credit Facility of B1 and B+ from Moody’s and Standard & Poor’s, respectively.

Bank of America Merrill Lynch, Wells Fargo Securities and SunTrust Robinson Humphrey served as lead arrangers for this transaction and Region’s Bank acted as co-manager.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (OTC PINK: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately  800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “preliminary,” “intends,” “expects,” “plans” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the Company’s financial statements and other financial data and accounting review; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; the impact of the Tax Cuts and Jobs Act on the Company’s financial statements; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3690, InvestorRelations@hanger.com

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